EXECUTION COPY

FIRST AMENDMENT TO AMENDED AND
RESTATED CREDIT AGREEMENT AND LIMITED WAIVER

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND
LIMITED WAIVER (this "Amendment") is entered into as of May 2, 20 16, by and between PLANTRONICS , INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK , NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, reference is hereby made to (i) that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of May I 5, 2015 (as amended , restated , modified and/or supplemented from time to time, the "Credit Agreement") and (ii) that certain Revolving Line of Credit Note dated May I 5, 2015 in the maximum principal amount of $100,000,000.00, executed by Borrower in favor of Bank.

WHEREAS , pursuant to that certain draft certificate dated April29, 2016 provided by Borrower to Bank pursuant to Section 5.3(c) of the Credit Agreement with respect to Borrower's fiscal quarter ended March 31, 2016 (including the draft financial statements delivered by Borrower to Bank in connection therewith) , Borrower has informed Bank that as of Borrower's fiscal quarter ended March 31, 2016, Borrower 's and its Subsidiaries' Funded Debt to EBITDA ratio was approximately 3.04 to 1 .00, which ratio exceeds the ratio permitted as of such date pursuant to Section 5.9(a) of the Credit Agreement, resulting in Borrower's breach of Section 5.9(a) under the Credit Agreement (the "Specified Default").

WHEREAS, Borrower has requested that Bank (i) waive the Specified Default and all Events of Default under the Credit Agreement arising solely as a result of the Specified Default and (ii) agree to certain additional changes in the terms and conditions set forth in the Credit Agreement and, subject to the terms and conditions of this Amendment, Bank has agreed to Borrower's requests.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

I .    Borrower acknowledges that the Specified Default constitutes an Event of Default under the Credit Agreement. Pursuant to the request of Borrower and subject to the terms and conditions of this Amendment and satisfaction of each of the conditions precedent set forth in Section 6 herein, Bank hereby waives the Specified Default and all of the Events of Default arising solely from the Specified Default, and Bank's remedies under the Credit Agreement and all of the other Loan Documents with respect to the Specified Default and all of the Events of Default arising solely from the Specified Default. The limited waiver set forth in this Section I shall be limited precisely as written and shall not be deemed to constitute: (a) an amendment , consent or waiver of any other terms or conditions of the Credit Agreement or any other Loan Document; (b) shall not extend nor be deemed to extend to any other Event of Default that may now exist or hereafter arise under the Credit Agreement or any other Loan Documents, whether similar or dissimilar to the Specified Default; (c) a waiver of any breach of any other provision of the Credit Agreement ; (d) an impairment, restriction or limitation of any right or remedy of Bank with respect to any other Event of Default that may now exist or hereafter arise under the Credit Agreement or any other Loan Documents; (e) a consent to any future amendment, consent or waiver, whether of any subsequent breach of the same provisions or otherwise; and (f) any course of dealing or other basis for altering any obligation of Borrower or any right, privilege or remedy of Bank under the Credit Agreement or any other Loan Documents. Except as expressly stated herein, Bank reserves all rights, powers and remedies under the Credit Agreement and all of the other Loan Documents. Except as expressly set forth in this Amendment, the Credit Agreement and each other document executed and delivered in connection with the Credit Agreement shall continue in full force and effect.

2.    Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of the term "EBITDA " set forth therein , and substituting the following therefor:

"EBITDA" means, for any period , for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of: (a) the net income (or net loss) for such period; plus (b) all amounts treated as expenses for such period for depreciation, interest and amortization (including , without limitation, the amortization of intangibles of any kind), but in each case only to the extent included in the determination of such net income (or net loss); plus (c) all charges for foreign , federal , state and local taxes for such period on or measured by income, but in each case only to the extent included in the determination of such net income (or net loss); plus (d) all non-cash expenses or charges for stock compensation for directors, officers, employee s and consultants for such period, but in each case only to the extent included in the determination of such net income (or net loss) and to the extent such non-cash expenses or charges are not reserved for cash charges to be taken in the future; provided that net income (or net loss) shall be computed for all of the foregoing purposes without giving effect to extraordinary gains or extraordinary losses; plus (e) non-cash losses, charges or expenses (except to the extent that such non-cash charges or expenses occur in the ordinary course of business and are reserved for cash charges or expenses to be taken in the future), including non-cash impairment of goodwill and intangible assets; plus (f) without duplication of any other amounts referenced in clauses (b), (c), (d), (e), (g) and (h) of this definition , cash and non-cash employee related business restructuring charges or expenses incurred during the third and fourth fiscal quarters of Borrower 's 2016 fiscal year, in an aggregate amount not to exceed $ 16,200,000; plus (g) in connection with any Permitted Acquisition and any acquisition consummated prior to the date hereof but during the applicable period , all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments, and non-recurring fees and expenses paid in connection with such acquisition, all to the extent incurred within twelve (12) months of the completion of such acquisition; plus (h) out-of-pocket costs, fees and expenses incurred in connection with, and directly related to, (i) this Agreement and the transactions contemplated hereby, (ii) any Permitted Acquisition , (iii) issuances of any equity interests, (iv) disposition s of any assets permitted hereunder, or (v) incurrence , amendment, modification , refinancing or repayment of Indebtedness permitted hereunder (in each case of clauses (ii) through (iv), whether or not successful), including, without limitation , legal, accounting and advisory fees, in each case (x) to the extent that such out-of-pocket costs and expenses are incurred within twelve (12) month s following the date hereof(in the case of this Agreement) or the consummation of such acquisition, issuance, disposition, incurrence, amendment, modification, refinancing or repayment, as applicable.

3.    Section 2.l(a) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

(a)    Line of Credit. Subject to the term s and conditions of this Agreement , Bank hereby agrees to make advances to Borrower from time to time up to and including May 9, 2019, in an aggregate outstanding amount not to exceed at any time the Commitment (the "Line of Credit"), the proceed s of which shall be used to refinance existing Indebtedness under the Prior Credit Agreement, to finance stock repurchases (including through open market purchases , privately negotiated purchases, accelerated stock repurchase contracts, forward purchase contracts or similar derivative instruments, dutch auction tender offers or through a combination of any of the above) and for general corporate purposes. Borrower 's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of May 2, 2016 (as amended, amended and restated, modified or otherwise supplemented from time to time, the "Line of Credit Note"), all terms of which are incorporated herein by this reference.

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4.    The following is hereby added to the Credit Agreement as Section 6.11:

SECTION 6.11.NO FURTHER NEGATIVE PLEDGES ; RESTRJCTIVE AGREEMENTS. Enter into, assume or permit to exist, or permit any Subsidiary to enter into, assume or permit to exist, any agreement prohibiting or otherwise restricting the creation or assumption of any Lien in favor of Bank upon its properties or assets, whether now owned or hereafter acquired , or requiring the grant of any security for the obligations under any such agreement if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.3(b) (provided that any such restriction contained therein relates only to the asset or assets financed thereby) , (iii) pursuant to that certain Indenture, dated as of May 27, 2015, among Borrower, the guarantors from time to time party thereto, and U.S. Bank National Association, as trustee (without giving effect to any amendments thereto not consented to in writing by Bank), (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (v) customary restrictions contained in contractual obligations incurred in the ordinary course of business and on customary terms that limit Liens on such contractual obligations, (vi) customary provisions restricting the subletting or assignment of any lease and customary provisions in licenses and other contracts restricting the assignment thereof, (vii) any prohibition or restriction that exists pursuant to applicable law, and (viii) restrictions or prohibitions contained in any agreements binding on a Subsidiary and existing prior to the consummation of an acquisition in which such Subsidiary was acquired (and not created in contemplation of such acquisition) ; provided that such restrictions and prohibitions apply only to such Subsidiary and such Subsidiary's Subsidiaries.

5.    The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein , is subject to the fulfillment to Bank's satisfaction of all of the following conditions by no later than May 2, 2016:

(a)    Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed :

(i)    This Amendment.
(ii)    The Guarantor’s Consent and Reaffirmation attached hereto.
(iii)    The Revolving Line of Credit Note.
(iv)    Such other document s as Bank may require under any other section of this Amendment.

(b)    In addition to Borrower’s obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys' fees (including the allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

(c)    The representations and warranties contained in the Credit Agreement and in each of the other Loan Documents shall be true on and as of the date of the signing of this Amendment , with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct as of such earlier date, and except that the representations and warranties contained in Section 3.5 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3 of the Credit Agreement.

(d)    Other than the Specified Default and any Event of Default arising solely from the Specified Default, no Default shall exist as of the date of this Amendment.

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6.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document. This Amendment is a Loan Document.

7.    Borrower hereby reaffirms all covenants set forth in the Credit Agreement. Borrower hereby represents and warrants that (a) each of the representations and warranties contained in the Credit Agreement and in each of the other Loan Documents is true on and as of the date of the signing of this Amendment , with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that the representation s and warranties contained in Section 3.5 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3 of the Credit Agreement and (b) other than the Specified Default and any Event of Default arising solely from the Specified Default, no Default shall exist as of the date of this Amendment.

8.    This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.

[Continues With Signatures On Next Page)

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IN WITNESS WHEREO, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

	PLANTRONICS, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Pamela Strayer	By:	/s/ Scott Schnugg
	Pamela Strayer	Name:	Scott Schnugg
	Senior Vice President & Chief Financial Officer	Title:	VP

First Amendment to Amended and Restated Credit Agreement and Limited Waiver

GUARANTOR'S CONSENT AND REAFFIRMATION

The undersigned guarantor of all indebtedness of PLANTRONICS, INC., a Delaware corporation, to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its obligations under its Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its Continuing Guaranty; and (iv) reaffirms that its obligations under its Continuing Guaranty are separate and distinct from the obligations of any other party under said Amendment , the Credit Agreement referred to therein , and the other Loan Documents described in the Credit Agreement.

Dated as of May 2, 2016

GUARANTOR:
FREDERICK ELECTRONICS CORPORATION

By:	/s/ Richard R. Pickard
Richard R. Pickard
Secretary

First Amendment to Amended and Restated Credit Agreement and Limited Waiver